STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SMF ENERGY CORPORATION

SMF ENERGY CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:            The name of the corporation is SMF Energy Corporation (the “Corporation”).

SECOND:      The Certificate of Incorporation of the Corporation, filed on October 6, 2006 and amended by the Certificate of Amendment to the Certificate of Incorporation filed on February 12, 2007 (collectively, the “Certificate”), shall be amended as set forth in this Certificate of Amendment.

THIRD:           The Board of Directors of SMF Energy Corporation, by the unanimous consent of its members, adopted resolutions declaring advisable the following amendment to the Certificate of Incorporation:

Section 4.1 of the Certificate is amended by adding the following paragraph to the end of Section 4.1:

(c) Effective as of 12:01 a.m., Eastern Time, on September 30, 2009 (the “Effective Date”), each 4.5 shares of the Company’s Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.01 per share, of the Company. No fractional shares shall be issued in connection with the reverse split and in lieu thereof, a whole share shall be issued in lieu of any fractional shares.

FOURTH:       That, thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FIFTH:            This Certificate of Amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

SIXTH:           In accordance with Section 103(d) of the DGCL, this Certificate of Amendment shall be effective at 12:01 a.m., Eastern Time, on September 30, 2009.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Richard E. Gathright, its Chief Executive Officer and President, this 9th day of September, 2009.

SMF Energy Corporation

By:	/s/Richard E. Gathright
Richard E. Gathright, Chief Executive Officer and President